Exhibit 99.1

Essex Announces Third Quarter 2012 Results
Core Funds from Operations per Diluted Share for the Third Quarter Increased 20.6%

Palo Alto, California—October 31, 2012—Essex Property Trust, Inc. (NYSE:ESS) announced today its third quarter 2012 earnings results and related business activities.

Funds from Operations (“FFO”) for the quarter ended September 30, 2012, totaled $63.4 million, or $1.67 per diluted share compared to $50.5 million, or $1.43 per diluted share for the quarter ended September 30, 2011.  The Company’s Core FFO totaled $64.9 million, or $1.71 per diluted share for the quarter ended September 30, 2012, compared to $50.2 million, or $1.42 per diluted share for the quarter ended September 30, 2011.  Net income available to common shareholders for the quarter ended September 30, 2012 totaled $16.2 million or $0.45 per diluted share compared to $7.7 million, or $0.23 per diluted share for the quarter ended September 30, 2011.

Third Quarter Highlights:

•
Core FFO per diluted share grew 20.6% as a result of robust same-property net operating income (“NOI”) growth of 9.5% compared to Q3 2011.  The results were 2 cents ahead of the midpoint of the Core FFO guidance range provided in the second quarter earnings press release.

•	Realized an 80 basis points increase in financial occupancy compared to Q3 2011.
•	Achieved a 2.0% sequential increase in gross revenues for the same-property portfolio.
•
Acquired four communities for an aggregate investment of $156 million containing 622 units.  In October, the Company acquired two communities for $164 million comprised of 598 units.  Year-to-date through October, the Company has acquired $516 million in apartment communities, including the purchase of our co-investment partners’ interest in Essex Skyline.

•	Increased full-year Core FFO guidance from a range of $6.63 to $6.83 to $6.72 to $6.84, as a result of strong same-property revenue growth for the third quarter.
•	Increased full-year same-property NOI growth guidance to a midpoint of 9.1%, from the midpoint guidance provided in the second quarter of 9.0%.
•	The percentage of residents that moved out of our communities to purchase homes decreased to 10.5% in the third quarter compared to 11.6% in the second quarter of 2012.
•	Issued $300 million in unsecured bonds at 3.625%, repaid $86.9 million of secured debt related to six communities and incurred $1.2 million in prepayment penalties.
•	October rental rates increased 5.0% over the expiring leases, and 30-day availability is 5.0%.

Michael J. Schall, President and Chief Executive Officer of the Company, commented, “We are very pleased with our progress for the third quarter.  Operating results continue to be very robust as a result of strong housing fundamentals, allowing us to raise the midpoint of our Core FFO guidance range by 5 cents per diluted share and providing momentum into 2013.  We improved the balance sheet and financial flexibility with our $300 million debut public unsecured bond offering, continue to find accretive acquisitions, and reported progress on our $1 billion development program.”

925 East Meadow Drive Palo Alto California 94303 telephone 650 494 3700 facsimile 650 494 8743
www.essexpropertytrust.com

Same-Property Operations

Same-property operating results exclude properties that are not comparable for the periods presented.  The table below illustrates the percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended September 30, 2012 compared to the quarter ended September 30, 2011:

	Q3 2012 compared to Q3 2011
	Gross Revenues	Operating Expenses	NOI
Southern California	4.6%	1.9%	6.1%
Northern California	10.1%	4.3%	13.1%
Seattle Metro	9.0%	4.1%	11.9%
Same-property portfolio	7.2%	3.0%	9.5%

The table below illustrates the sequential percentage change in same-property gross revenues, operating expenses, and NOI for the quarter ended September 30, 2012 versus the quarter ended June 30, 2012:

	Q3 2012 compared to Q2 2012
	Gross Revenues	Operating Expenses	NOI
Southern California	1.4%	6.3%	-1.0%
Northern California	2.6%	4.9%	1.5%
Seattle Metro	2.3%	4.0%	1.4%
Same-property portfolio	2.0%	5.4%	0.3%

Same-property financial occupancies for the quarters ended are as follows:

	9/30/2012	6/30/2012	9/30/2011
Southern California	95.9%	95.9%	95.2%
Northern California	96.5%	96.6%	95.8%
Seattle Metro	95.6%	96.1%	94.6%
Same-property portfolio	96.1%	96.2%	95.3%

Investment Activity

During the third quarter the Company purchased four communities containing 622 apartment homes for a total investment of $156 million, and during October the Company purchased two communities containing 598 apartment homes for a total investment of $164 million.  For additional details regarding the properties acquired during the third and fourth quarter please see S-15 of the supplemental and our press releases dated October 8 and 23, 2012.

Dispositions

The Company closed on the sale of five communities owned by Essex Apartment Value Fund II, L.P. (“Fund II”) during the fourth quarter, and two additional communities are expected to close by year end, for a total of seven communities for gross proceeds of approximately $413 million.  The Company has a 28.2% ownership stake in Fund II.  In conjunction with the sale of the assets, Fund II will incur prepayment penalties on debt obligations which will result in the Company recording a loss of $2.2 million in the fourth quarter for its pro-rata share of Fund II’s debt.

Development Activity

In October, the Company opened phase I of Expo in Seattle, Washington approximately six months ahead of original schedule and $3.1 million below original budgeted cost.  Currently, 104 of the 169 units available for lease in phase I are occupied or pre-leased, representing 38% of the total units.  All units at Expo should be available for lease by December, and we expect the 275 unit property to stabilize by June of 2013.

Liquidity and Balance Sheet

Common Stock

During the third quarter, the Company sold 633,636 shares of common stock for $97.9 million, net of commissions, at an average per share price of $155.97.  Year-to-date through October, the Company has sold 1,775,748 shares of common stock for $269.0 million, net of commissions, at an average price of $152.97.

Balance Sheet Update

During the quarter, the Company repaid $86.9 million in secured debt related to six communities.  The Company incurred $1.2 million in losses from early retirement of debt and these communities are now unencumbered assets.

In August, the Company issued $300 million of senior unsecured bonds due August 2022.  The bonds have an interest rate per annum of 3.625%.  Please see the Company’s press release dated August 8, 2012 for additional details on the offering.

During October, the Company drew an additional $150 million on the Company’s $350 million unsecured term loan which is now fully drawn at LIBOR + 130 basis points.  The proceeds were used to fund fourth quarter acquisitions, development pipeline, and pay down the Company’s lines of credit.

Guidance

The Company tightened its full-year 2012 FFO guidance from a range of $6.60 to $6.80 per diluted share to $6.61 to $6.75, and raised its full-year Core FFO guidance range of $6.63 to $6.83 per diluted share to $6.72 to $6.84 and raised the midpoint 5 cents to $6.78.  See S-14 for the assumptions used to calculate the low and high end of the 2012 FFO and Core FFO guidance range.  The following table provides a reconciliation of the reported Q3 2012 Core FFO per diluted share to the midpoint of the Q3 2012 Core FFO guidance set forth in the second quarter earnings release distributed in August 2012:

Per Share
Midpoint of Q3 2012 Core FFO guidance per diluted share	$1.69
NOI contribution from consolidated communities	.02
Timing of senior unsecured bond offering	(.02)
General and administrative expense and other	.02
Q3 2012 Core FFO per diluted share, reported	$1.71

Conference Call with Management

The Company will host an earnings conference call with management to discuss its quarterly results on Thursday, November 1, 2012 at 10 a.m. PST (1 p.m. EST), which will be broadcast live via the Internet at www.essexpropertytrust.com, and accessible via phone by dialing (877) 407-0784, no passcode is necessary.

A rebroadcast of the live call will be available online for 90 days and digitally for 7 days. To access the replay online, go to www.essexpropertytrust.com and select the third quarter earnings link.  To access the replay digitally, dial (877) 870-5176 using the replay pin number 401113. If you are unable to access the information via the Company’s website, please contact the Investor Relations department at investors@essexpropertytrust.com or by calling (650) 494-3700.

Corporate Profile

Essex Property Trust, Inc., an S&P 400 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 161 apartment communities with an additional 9 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essexpropertytrust.com.

This press release and accompanying supplemental financial information will be filed electronically on Form 8-K with the Securities and Exchange Commission and can be accessed from the Company’s Web site at www.essexpropertytrust.com. If you are unable to obtain the information via the Web, please contact the Investor Relations Department at (650) 494-3700.

Funds from Operations (“FFO”) Reconciliation

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains/losses on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes items not related to the Company’s core business activities referred to as Core FFO to be useful financial performance measurements of an equity REIT because, together with net income and cash flows, FFO provides investors with an additional basis to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and ability to pay dividends.

FFO does not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income as an indicator of the REIT's operating performance or to cash flows as a measure of liquidity. FFO does not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to shareholders. FFO also does not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

The following table sets forth the Company’s calculation of diluted FFO and Core FFO for the three and nine months ended September 30, 2012 and 2011:

	Three Months Ended September 30,		Nine Months Ended September 30,
Funds from Operations (In thousands)	2012	2011	2012	2011
Net income available to common stockholders	$16,219	$7,687	$76,019	$26,432
Adjustments:
Depreciation	43,041	38,137	125,669	112,678
Gains not included in FFO, net of disposition costs	-	880	(31,730)	(4,384)
Depreciation add back from unconsolidated co-investments, and add back convertible preferred dividend – Series G	3,352	3,502	11,104	8,498
Noncontrolling interest related to Operating Partnership units	1,077	583	5,169	2,201
Depreciation attributable to noncontrolling interests	(312)	(266)	(904)	(790)
Funds from Operations	$63,377	$50,523	$185,327	$144,635
Co-investment promote income	-	-	(2,299)	-
Loss on early retirement of debt	1,211	567	2,661	820
Gain on sales of marketable securities	-	-	(521)	(4,543)
Acquisition costs	277	210	775	1,050
Gain on sale of co-investment	-	(919)	-	(919)
Gain on sale of land	-	(180)	-	(180)
Excess of cash paid to redeem preferred stock and units over the carrying value	-	-	-	1,949
Core Funds from Operations	$64,865	$50,201	$185,943	$142,812

SAFE HARBOR STATEMENT UNDER THE PRIVATE LITIGATION REFORM ACT OF 1995:

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include statements and estimates on page 1 and under the caption “Guidance” on page 3 with respect to 2012 FFO, 2012 Core FFO per diluted share, and 2012 same-property NOI growth, the anticipated sale date of the Fund II properties, the Company’s recording of a loss for its pro-rata share of Fund II’s debt, statements and estimates with respect to construction costs and start dates and occupancy dates, statements regarding anticipated use of proceeds, and statements and estimates set forth under the captions “Development Pipeline” and “Redevelopment Pipeline and Capital Expenditures” on pages S-9 and S-10 of the Company’s Supplemental Financial Information Package, which accompanies this press release, regarding estimated costs of property development and redevelopment and regarding the anticipated timing of redevelopments and of the construction start, initial occupancy and stabilization of property development and the various financial estimates set forth in the columns “Low-end of Guidance range 2012” and “High-end of guidance range 2012” on S-14 of the Company’s Supplemental Financial Information Package.  The Company's actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, but are not limited to, changes in market demand for rental units and the impact of competition and competitive pricing, changes in economic conditions, unexpected delays in the development and stabilization of development projects, unexpected difficulties in leasing of development projects, total costs of development investments exceeding the Company’s projections and other risks detailed in the Company's filings with the Securities and Exchange Commission (SEC).  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more details relating to risk and uncertainties that could cause actual results to differ materially from those anticipated in our forward-looking statements, and risks to our business in general, please refer to our SEC filings, including the Company’s most recent Report on Form 10-K for the year ended December 31, 2011.

Contact Information
Barb Pak
Director of Investor Relations
(650) 849-1667